Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Karen M. Morrissey Vice President, Corporate Affairs 617-342-6221 karen_morrissey@cabot-corp.com

Susannah Robinson Director, Investor Relations 617-342-6129 susannah_robinson@cabot-corp.com

Cabot Corporation Appoints New President and Chief Executive Officer

BOSTON, December 6, 2007 /PRNewswire-FirstCall/ — The Cabot Corporation (NYSE: CBT) Board of Directors announced today that Patrick M. Prevost was elected President and Chief Executive Officer effective January 1, 2008. Mr. Prevost will also join Cabot’s Board of Directors. He will succeed Kennett F. Burnes, Cabot’s current President and CEO, who will step down from those positions on January 1, 2008.

John S. Clarkeson, Lead Director of Cabot’s Board of Directors stated, “After a thorough selection process, we are pleased to welcome Patrick. He has a clear record of accomplishment over a long career in the chemical industry and we look forward to working with him as he joins us in our commitment to Cabot’s continued success.”

Since October 2005, Mr. Prevost has served as President, Performance Chemicals, of BASF AG, an international chemical company. Prior to that, he was responsible for BASF’s Chemicals & Plastics business in North America. Before joining BASF in 2003, he held senior management positions at BP Chemicals and Amoco. He graduated from the University of Geneva with a BS in chemistry and received an MBA from the University of Chicago.

Mr. Prevost commented, “I am very excited to be given the opportunity to lead a dynamic and successful enterprise such as Cabot. The company is truly an exemplary organization with strong values, current and future opportunities for growth, robust financials and a strategy that has put it in a leadership position within the specialty chemicals and materials sector.”

In commenting on the CEO transition, John S. Clarkeson, said, “All of us on the Board want to express our personal thanks to Ken Burnes for his extraordinary leadership and dedication to Cabot for more than twenty years. As a result of his leadership as well as the strong management team Ken has put in place, Cabot is well positioned for the future.”

Mr. Burnes will remain as Chairman of the Board until the 2008 Annual Meeting of Stockholders to be held on March 13, 2008, after which he will retire from Cabot Corporation. It is anticipated that John F. O’Brien, a member of Cabot’s Board of Directors, will become the Non-Executive Chairman of the Board effective at the Annual Meeting. Mr. O’Brien has been a director of Cabot since 1990 and Chair of the Audit Committee since 1993. He was the President and CEO of Allmerica Financial Corporation from 1989 to 2002. Prior to joining Allmerica, Mr. O’Brien was an executive of Fidelity Investments for over 20 years. In addition to serving on Cabot’s Audit Committee, Mr. O’Brien currently is a member of Cabot’s Governance and Nominating Committee and a member of the Board of Directors of LKQ Corporation and The TJX Companies, Inc.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: http://www.cabot-corp.com.

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